EXHIBIT 99.1

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions of our report, dated June 20, 2019, prepared by us with respect to the valuation of the portfolio of 16 properties wholly-owned by Strategic Storage Trust IV, Inc. (the “Company”), referred to in Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (SEC File No.: 333-212639) and related prospectus, each as amended and supplemented.

In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

January 21, 2020	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC